EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:
Erich Stegich
Director of Communications
Telephone:  (631) 435-1199
Fax:  (631) 951-7955
e-mail: estegich@mecnet.com


        MANCHESTER PROMOTES SETH COLLINS TO VICE PRESIDENT OF OPERATIONS

HAUPPAUGE, NY (January 31, 2003), Manchester Technologies, Inc. (NASDAQ: MANC), a leading computer and network solutions provider, announced today the promotion of Seth Collins to the position of Vice President of Operations.

Mr. Collins, who previously served as the Company's Director of Operations, will now be responsible for positioning the Company to meet both the existing and new challenges of the IT solutions industry. Mr. Collins will be directly responsible for the Company's annual operating plan and long term strategic planning in addition to continuing to oversee all facets of the operations of the Company.

Barry Steinberg, President and CEO of Manchester Technologies, Inc. stated "This strategic appointment recognizes Seth's talent and dedication to the Company, as well as his ability to take on the additional leadership responsibilities to move our organization ahead. Seth has successfully focused on the standardization of processes in order to increase efficiencies, and has been able to reduce expenses and overhead. Seth's leadership across the organization will continue to have a significant impact on Manchester's success in 2003 and beyond."

Prior to joining Manchester in February 1999, Mr. Collins was a manager in the financial services consulting group of Oracle. Previously, Mr. Collins worked for FleetBoston and Andersen Consulting. Mr. Collins is a graduate of Rennselaer Polytechnic Institute.

In addition, Manchester announced that Elan Yaish, its Chief Financial Officer and Assistant Secretary, was named Vice President of Finance. He will retain his former titles.

About Manchester Technologies, Inc.

Manchester Technologies, Inc. (NASDAQ: MANC) is a single-source solutions provider specializing in hardware and software procurement, custom networking, storage, display technology and enterprise and Internet solutions. Manchester engineers provide answers to companies' MIS needs by combining comprehensive analysis, design and integration services with a complete line of competitively priced products and peripherals from the industry's leading vendors. More information about Manchester can be obtained by visiting the Company's website located at http://www.e-manchester.com/.

Statement Under the Private Securities Litigation Reform Act

This press release includes information that may constitute forward-looking statements within the meaning of the federal securities laws. All statements other than statements of historical fact, including, without limitation, those with respect to Manchester Technologies, Inc.'s objectives, plans and strategies set forth herein and those preceded by or that include the words "believes," "intends," "expects," "will," "plans," "anticipates," or similar expressions, are forward-looking statements. These forward-looking statements speak only as of the date of this press release. Manchester's actual results may differ materially from the results discussed herein as a result of a number of unknown factors, including, without limitation, any of the risks set forth in Manchester's Annual Report on Form 10-K for the year ended July 31, 2002, and those set forth from time to time in Manchester's other filings with the Securities and Exchange Commission. Manchester assumes no obligation to update any of the information referenced in this press release. These documents are available through the Company, or through the Securities and Exchange Commission's Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov.